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                                                                    EXHIBIT 23.2

    We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 on Form S-3 to Form S-1 Registration Statement (Form S-3 No. 333-96311) and related Prospectus of eToys Inc. for the registration of $150,000,000 of its 6.25% convertible subordinated notes due December 1, 2004 and 2,029,845 shares of its common stock and to the incorporation by reference therein of our report dated April 30, 1999, with respect to the financial statements of BabyCenter, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended March 31, 2000 as filed with the Securities and Exchange Commission.

                                          /S/ ERNST & YOUNG LLP

Los Angeles, California
June 2, 2000